Exhibit 23.3


                         INDEPENDENT AUDITORS' CONSENT


THE BOARD OF DIRECTORS
FIRSTAMERICA AUTOMOTIVE, INC.


     We consent to the incorporation by reference in the registration statement of Amendment No. 1 on Form S-3 of Sonic Automotive, Inc. dated February 25, 2000 of our report dated March 19, 1999, with respect to the consolidated balance sheets of FirstAmerica Automotive, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K/A of Sonic Automotive dated January 27, 2000:



/s/ KPMG LLP

February 25, 2000

San Francisco, California